Exhibit 3.01

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

VALERO ENERGY PARTNERS LP

This AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VALERO ENERGY PARTNERS LP (this “Amendment”), dated as of December 19, 2017, is entered into by Valero Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of Valero Energy Partners, LP, a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein are used as defined in the First Amended and Restated Agreement of Limited Partnership of Valero Energy Partners LP, dated as of December 16, 2013 (the “Partnership Agreement”).

RECITALS:

WHEREAS, the General Partner desires to replace and restate Section 9.3 (Tax Controversies) and Section 9.4 (Withholding) of the Partnership Agreement in their entirety as a result of amendments made to the Code by the Bipartisan Budget Act of 2015;

WHEREAS, pursuant to Section 6.3(c) and Section 9.4 of the Partnership Agreement, the General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners;

WHEREAS, pursuant to Section 9.2(b) of the Partnership Agreement, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code;

WHEREAS, pursuant to Section 9.3 of the Partnership Agreement, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith, and each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings;

WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act);

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(c) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary or appropriate to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(ii)(A) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement is necessary or appropriate to satisfy certain requirements, conditions or guidelines contained in the Code and the Treasury Regulations promulgated thereunder.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

Section 1.    Amendments.

(a)    The following definitions are added to Section 1.1 of the Partnership Agreement:

“BBA” means the Bipartisan Budget Act of 2015.

“Imputed Underpayment” means an imputed underpayment under Section 6225 of the Code, as amended by the BBA.

“Partnership Representative” has the meaning set forth in Section 6223 of the Code, as amended by the BBA.

“Tax Matters Partner” has the meaning set forth in Section 6231(a)(7) of the Code, prior to amendment by the BBA.

(b)    Section 9.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

Section 9.3     Tax Controversies.

(a)    For taxable years beginning on or before December 31, 2017, the General Partner is designated as the Tax Matters Partner. For each taxable year beginning after December 31, 2017, the General Partner shall be or shall designate the Partnership Representative and any other Persons necessary to conduct proceedings under Subchapter C of Chapter 63 of the Code (as amended by the BBA) for such year. Any such designated Person or Persons shall serve at the pleasure of, and act at the direction of, the General Partner. The Partnership Representative, as directed by the General Partner, shall exercise any and all authority of the “partnership representative” under the Code (as amended by the BBA), including, without limitation, (i) binding the Partnership and its Partners with respect to actions taken under Subchapter C of Chapter 63 of the Code (as amended by the BBA) and (ii) determining whether to make any available election under Section 6226 of the Code (as amended by the BBA).

(b)    The General Partner (acting through the Partnership Representative to the extent permitted by Section 9.3(a)) is authorized and required to act on behalf of and represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and the General Partner is authorized to expend Partnership funds for professional services and costs associated therewith.

(c)    Each Partner agrees to cooperate with the General Partner (or its designee) and to do or refrain from doing any or all things reasonably requested by the General Partner (or its designee) in its capacity as the Tax Matters Partner or the Partnership Representative, or as a person otherwise authorized and required to act on behalf of and represent the Partnership pursuant to Section 9.3(b).

(d)    The General Partner is authorized to amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing or interpreting the partnership audit, assessment, and collection rules adopted by the BBA, including any amendments to those rules.

(c)    Section 9.4 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

Section 9.4     Withholding and Other Tax Payments by the Partnership.

(a)    If taxes and related interest, penalties, or additions to tax are paid by the Partnership on behalf of all or less than all the Partners or former Partners (including, without limitation, any payment by the Partnership of an Imputed Underpayment), the General Partner may treat such payment as a distribution of cash to such Partners, treat such payment as a general expense of the Partnership, or, in the case of an Imputed Underpayment, require that persons who were Partners of the Partnership in the taxable year to which the payment relates (including former Partners) indemnify the Partnership upon request for their allocable share of that payment, in each case as determined appropriate under the circumstances by the General Partner. The amount of any such indemnification obligation of, or deemed distribution of cash to, a Partner or former Partner in respect of an Imputed Underpayment shall be reduced to the extent that the Partnership receives a reduction in the amount of the Imputed Underpayment which, in the determination of the General Partner, is attributable to actions taken by, the tax status or attributes of, or tax information provided by or attributable to, such Partner or former Partner pursuant to or described in Section 6225(c) of the Code (as amended by the BBA).

(b)    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

Section 2.    General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment to be effective as of the date first set forth above.

GENERAL PARTNER:

Valero Energy Partners GP LLC

By:	/s/ Richard F. Lashway
Richard F. Lashway
President and Chief Operating Officer

Signature Page to Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership